EXHIBIT 21

                        SUBSIDIARIES OF CORVU CORPORATION

NAME                            STATE/JURISDICTION OF INCORPORATION/ORGANIZATION
CorVu North America, Inc.       Minnesota, USA

CorVu Software Marketing, Inc.  Minnesota, USA
     CorVu Software, Ltd.       England

CorVu Latin America, Inc.       Minnesota, USA

CorVu Plc                       England
     CorVu Nordic AB            Sweden

CorVu Australasia Pty. Ltd.     Australia